Exhibit 10.1

CONFIDENTIAL

EXCLUSIVE SALES DISTRIBUTION AGREEMENT

THIS EXCLUSIVE SALES DISTRIBUTION AGREEMENT (“Agreement”) is made and entered into as of the Effective Date (as defined in Article 1 hereof) by and between Orthovita, Inc., a Pennsylvania corporation with principal offices at 45 Great Valley Parkway, Malvern, Pennsylvania 19355 (“Orthovita”), and Cohesion Technologies, Inc., a Delaware corporation with principal offices at 2500 Faber Place, Palo Alto, California 94303 (“Cohesion”).

W I T N E S S E T H :

WHEREAS, Cohesion is engaged in the business of developing, manufacturing, selling and distributing certain biopharmaceutical and biosurgical products and is desirous of establishing a competent and exclusive distribution source for sales of CoStasis Products in the Territory (as defined in Article 1 hereof); and

WHEREAS, Orthovita desires to be Cohesion’s exclusive sales distributor for such CoStasis Products in the Territory, is well introduced in the market, and is willing and able to provide a competent distribution organization in the Territory;

NOW, THEREFORE, the Parties hereto, in consideration of the premises and mutual covenants and undertakings herein contained, agree as follows:

Article 1.

Definitions

As used in this Agreement, the following terms shall have the meanings specified in this Article 1:

1.1 “AAA” is defined in Section 18.1.

1.2 “Accessory(ies)” shall mean any accessory item set forth in Exhibit B that is sold for use with CoStasis Products.

1.3 “Acquiring Party” is defined in Section 8.4.

1.4 “Act” shall mean the United States Food, Drug and Cosmetic Act of 1938, as it has been amended prior to the Effective Date and may be amended thereafter during the term of this Agreement.

1.5 “Adverse Event” shall mean an event about which either Party or an Agent receives or becomes aware of information from any source that reasonably suggests that one of the marketed Products (a) may have caused or contributed to a death or serious injury, or serious deterioration in the state of health of a patient, or (b) may have malfunctioned in a manner that, if the malfunction were to recur, the Product would be likely to cause or contribute to a death, serious injury, or serious deterioration in the state of health of a patient consistent with the Medical Device Reporting Requirements set forth in 21 C.F.R. Part 803.

1.6 “Affiliate” of a Party shall mean any entity (a) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, that Party, but only for so long as the relationship exists; or (b) wherein more than fifty percent (50%) of the voting capital stock (or such lesser maximum percentage permitted by applicable law) is beneficially owned or held by that Party or any of such Party’s subsidiaries or parents.

1.7 “Agents” shall mean sublicensees, subdistributors, agents or co-promoters of Orthovita.

1.8 “Baseline Sales” is defined in Section 8.4.

1.9 “Calendar Year” shall mean the period starting on January 1 of a year and ending on December 31 of that same year; provided that the first Calendar Year of this Agreement, Calendar Year 2004, shall commence on the Effective Date and end on December 31, 2004.

1.10 “CellPaker Price” shall mean the price of CellPaker Products as set forth in Exhibit F, as it may be amended from time to time.

1.11 “CellPaker Product(s)” shall mean CellPaker® Plasma Collection System products, as such products may be rebranded by the Parties pursuant to Section 5.2, manufactured by or for Cohesion, subject to Sections 6.15 and 6.16, for use with CoStasis Products as further described in Exhibit A hereto.

1.12 “CoStasis Price” shall mean the price of CoStasis Products as set forth in Exhibit F, as it may be amended from time to time.

1.13 “CoStasis Product(s)” shall mean CoStasis® Surgical Hemostat products, as such products may be rebranded by the Parties pursuant to Section 5.2, manufactured by or for Cohesion, subject to Sections 6.15 and 6.16, as further described in Exhibit A hereto. The term “CoStasis Products” shall expressly exclude drug-loaded formulations of CoStasis® Surgical Hemostat products.

1.14 “CFO” shall mean Chief Financial Officer.

1.15 “Co-Chair” is defined in Section 5.1.

1.16 “Competitive Product” shall mean a product, other than a CoStasis Products, which has obtained Regulatory Approval for use as a Hemostat.

1.17 “Confidential Information” is defined in Section 10.1.

1.18 “Dollars” shall mean the lawful currency of the United States of America.

1.19 “Effective Date” shall mean July 1, 2004.

1.20 “European Union” shall mean (a) the member countries of the European Union as of the Effective Date (i.e., Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia,

Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxemburg, Malta, Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom), and (b) those additional countries that thereafter become members of the European Union.

1.21 “Field” shall mean, (a) with respect to CoStasis Products, human medical uses of the CoStasis Products as a Hemostat for all indications, including Future Indications, in all cases as approved for use as a Hemostat on the CoStasis Products label by the appropriate Regulatory Authority, and (b) with respect to CellPaker Products human medical uses of the CellPaker Products, as approved for use on the CellPaker Products label by the appropriate Regulatory Authority. The term “Field” shall expressly exclude (y) drug-loaded formulations of the CoStasis Products even if such drug-loaded formulations are approved for human use as a Hemostat, and (z) non-Hemostat and non-human uses of the CoStasis Products.

1.22 “Force Majeure” is defined in Section 11.1.

1.23 “Future Indication” shall mean an indication for which a Product has not obtained Regulatory Approval in a given country in North America as of the Effective Date or in a given country in the European Union or the ROW as of the date of exercise of the applicable Option pursuant to Section 2.5. For the sake of clarity, and by way of example only, if a Product has obtained Regulatory Approval for a certain indication in Canada, but not in the United States, as of the Effective Date, then such indication is a Future Indication with respect to the United States.

1.24 “Hemostat” shall mean a product whose primary purpose is to stop bleeding through an activation of the coagulation cascade.

1.25 “Joint Clinical Development Committee” is defined in Section 5.1, and its responsibilities are set forth in Section 5.3.

1.26 “Joint Commercial Operations Committee” is defined in Section 5.1, and its responsibilities are set forth in Section 5.4.

1.27 “Joint Sales and Marketing Committee” is defined in Section 5.1, and its responsibilities are set forth in Section 5.2.

1.28 “Indemnified Party” shall mean the Party entitled to be indemnified by the other Party pursuant to Section 7.6, 7.7, 7.8 or 7.9.

1.29 “Indemnifying Party” shall mean the Party obligated to indemnify the Indemnified Party.

1.30 “Know-how” shall mean secret and substantial technical and scientific information regarding the Products, which may be necessary, useful or advisable to enable Orthovita to promote, market, distribute and sell the Products in the Field in the Territory, and as is or will be specified in Cohesion’s sole discretion in the documentation which Cohesion has delivered or will deliver to Orthovita as of the Effective Date or thereafter during the term of this Agreement.

1.31 “Loss” is defined in Section 7.6.

1.32 “Measuring Period” is defined in Section 8.4.

1.33 “Minimum Sales” are set forth in Exhibit C, as it may be amended from time to time.

1.34 “Net Sales” shall mean, for a given period, the gross amount invoiced for the sale of the CoStasis Products anywhere in the Territory during such period that are attributable to sales of CoStasis Products by Orthovita or by an Affiliate, subdistributor or other agent (appointed in accordance with Section 2.2) on behalf of Orthovita, less the sum of the following items:

(a)	discounts (including cash discounts and quantity discounts), cash and non-cash coupons, refunds, rebates, credits, chargebacks, vouchers, retroactive price adjustments and any other allowances, including amounts written off by reason of uncollectible debt, that effectively reduce the net selling price, in each case, as may be extended in the ordinary course of business consistent with past practice or as customary in the industry, including those granted or given to managed health care organizations, wholesalers and other distributors, buying groups, health care insurance carriers, or to federal, state and local governments, their agencies;

(b)	actual CoStasis Products credits, returns and allowances;

(c)	any tax imposed on the sale, delivery or use of the CoStasis Products, including without limitation, sales, use, excise or value added taxes, provided in each such case that such tax is included in the gross amount invoiced; and

(d)	allowances for reasonable and customary shipping expenses, provided that such allowance is included in the gross amount invoiced.

For purposes of this Agreement in North America, the sale or transfer of CoStasis Products between Orthovita (or an Affiliate of Orthovita) and an Affiliate, subdistributor or other agent (appointed in accordance with Section 2.2) of Orthovita for resale by the receiving entity shall not be deemed a sale for the purpose of this provision, but the resale by such receiving entity to a third party shall be a sale for such purposes. For the European Union or the ROW, upon exercise of an Option by Orthovita pursuant to Section 2.5, the Joint Sales and Marketing Committee shall consider any revision of this definition in accordance with Section 6.6.

1.35 “North America” shall mean the United States, Canada and Mexico, along with their respective territories or possessions.

1.36 “Option(s)” is defined in Section 2.5.

1.37 “Parties” shall mean both Cohesion and Orthovita, and “Party” shall mean either of them as the context indicates.

1.38 “Price” shall mean the CellPaker Price and the CoStasis Price, collectively or individually as the context requires.

1.39 “Products” shall mean CoStasis Products and CellPaker Products, collectively or individually as the context requires.

1.40 “Program Director” is defined in Section 5.1.

1.41 “Purchase Order” is defined in Section 6.8.

1.42 “Regulatory Approval” shall mean all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Product in a country in the Territory, including, without limitation and where applicable, approval of labeling, price, reimbursement and manufacturing.

1.43 “Regulatory Authority” shall mean, with respect to any particular country, territory or union, the governmental authority, body, commission, agency or other instrumentality of such country, territory or union with the primary responsibility for the evaluation or approval of medical products before such medical product can be tested, marketed, promoted, distributed or sold in such country, including such governmental bodies that have jurisdiction over the pricing of such medical product. The term “Regulatory Authority” includes, but is not limited to, the United States Food and Drug Administration, the European Agency for the Evaluation of Medicinal Product and European Member State Competent Authorities.

1.44 “Regulatory Filing” shall mean all activities relating to the filing for and procurement of Regulatory Approval for the marketing and sale of a Product from the relevant Regulatory Authorities.

1.45 “ROW” shall mean those territories and countries outside North America and the European Union.

1.46 “Samples” is defined in Section 6.14.

1.47 “********” is defined in Section 6.7.

1.48 “********” is defined in Section 6.7.

1.49 “Support Period” is defined in Section 4.1.

1.50 “Term” is defined in Section 8.1.

1.51 “Territory” shall mean North America. Upon Orthovita’s exercise of either or both of its Options pursuant to Section 2.5, the term “Territory” shall include the entire European Union and the entire ROW, as applicable, subject to exclusion of certain countries from such Territory as set forth in Section 2.5.

1.52 “Trademarks” shall mean all trademarks, trade names, service marks, logos and derivatives thereof relating to the Products and the Accessories.

Article 2.

Appointment

2.1 Subject to the terms and conditions of this Agreement, Cohesion hereby appoints Orthovita as Cohesion’s (a) exclusive sales distributor for the sale of CoStasis Products in the Field in the Territory, and (b) non-exclusive sales distributor for the sale of CellPaker Products in the Field in the Territory, and, in each case, Orthovita hereby accepts such appointment. As sales distributor in the Territory, Orthovita shall, subject to the terms and conditions of this Agreement, have the exclusive right to promote, market, distribute and sell CoStasis Products in the Field in the Territory and the non-exclusive right to promote, market distribute and sell CellPaker Products in the Field in the Territory, but shall have no right to take any such action outside the Territory or outside of the Field. In the Territory, Orthovita shall use commercially reasonable efforts to (x) provide and maintain a competent organization for the promotion, marketing, distribution and sale of Products; (y) assure competent and prompt handling of inquiries, orders, shipments, billings and collections with respect to the Products, and (z) devote careful attention to customers’ requirements for all Products. For the avoidance of doubt, Cohesion shall have no right or obligation to promote or market CoStasis Products in the Field in the Territory and shall have no obligation to promote or market CellPaker Products in the Field in the Territory.

2.2 If Orthovita intends to enter into a sublicense, subdistributor, agency or co-promotion agreement with respect to the Products anywhere in the Territory, then (a) Orthovita shall not be required to obtain Cohesion’s written consent prior to executing the agreement if (i) Orthovita has obtained Cohesion’s written consent to the form of the agreement prior to executing such agreement, which consent shall not be unreasonably withheld or delayed, and (ii) the executed sublicense, subdistributor, agency or co-promotion agreement shall be substantially and materially the same as the form of the agreement previously provided to Cohesion; and (b) Orthovita shall provide to Cohesion a copy of the applicable executed sublicense, subdistributor, agency or co-promotion agreement at the next meeting of the Joint Sales and Marketing Committee. Notwithstanding the foregoing, if the nature of the proposed sublicensee, subdistributor, agent or co-promoter is not consistent with Orthovita’s past business practices, then Cohesion shall have the right to approve the identity of the proposed sublicensee, subdistributor, agent or co-promoter prior to Orthovita’s execution of any agreement with respect to the Products with such sublicensee, subdistributor, agent or co-promoter.

2.3 In a manner reasonably satisfactory to Orthovita, Cohesion agrees to make all declarations and filings necessary to maintain any present Regulatory Approvals that are required to be maintained in connection with the promotion, marketing, sale or distribution of the Products in the Field in the Territory. All costs for maintaining present Regulatory Approvals for indications approved in the applicable country of the Territory as of the Effective Date shall be borne solely by Cohesion. All costs and responsibilities associated with Future Indications, including costs associated with obtaining and maintaining Regulatory Approvals for Future Indications, shall be shared as set forth in Section 5.7.

2.4 During the Term, Orthovita shall be considered an independent contractor and shall not be considered a partner, employee, agent or servant of Cohesion or its Affiliates. As such, Orthovita and its Agents have no authority of any nature whatsoever to bind Cohesion or its Affiliates, or to incur any liability for or on behalf of Cohesion or its Affiliates, or to represent itself and themselves as anything other than the independent sales distributor of Products in the Field in the Territory. Orthovita agrees to make clear in all dealings with customers or prospective customers that it is acting as the distributor of the Products in the Field in the Territory, and not as an agent of Cohesion or its Affiliates.

2.5 Subject to the terms and conditions of this Agreement, Cohesion hereby grants to Orthovita options (“Options”) to add (a) the entire European Union and/or (b) the entire ROW, to the Territory; provided that the Option with respect to the European Union shall not be exercisable prior to November 1, 2004. Either or both of these Options may be exercised by Orthovita by (y) providing Cohesion written notice of Orthovita’s desire to exercise such Option, and (z) paying to Cohesion an Option exercise payment, as applicable, of (i) ******** for exercise of the Option for the European Union, and (ii) ******** for exercise of the Option for the ROW. As of thirty (30) days after the date on which Cohesion is in receipt of this written notice and corresponding Option exercise payment, the definition of Territory shall be deemed to include the European Union and/or the ROW, as applicable, as well as North America, and Orthovita shall have the exclusive right to promote, market, distribute and sell CoStasis Products, and the non-exclusive right to promote, market, distribute and sell CellPaker Products, in the European Union and/or the ROW, as applicable, in the Field as set forth in this Agreement. If Orthovita exercises its Option to add the European Union or the ROW to the Territory, then the Parties will negotiate in good faith to extend the remaining Term of this Agreement. If, prior to Orthovita’s exercise of the applicable Option, Cohesion desires to ********, Cohesion shall first notify Orthovita in writing of its intention to ********. Orthovita shall have ******** from the date Cohesion notifies Orthovita of its intention to ******** to notify Cohesion of Orthovita’s desire to ********, as applicable. If after such ******** period, Orthovita has not ********, Cohesion shall ********, and thereafter, notwithstanding anything herein to the contrary, such ******** shall not be available to be added to the ********.

2.6 Orthovita shall, and shall ensure that its Agents shall, promptly inform Cohesion of any misappropriation of the Know-how which comes to its attention. After discussing any such situation with Orthovita, Cohesion shall have the sole right, in its discretion, to take such action as it deems appropriate, and Orthovita, at Cohesion’s written request and expense, shall assist Cohesion in taking legal action, if deemed appropriate by Cohesion, to stop such misappropriation.

2.7 Nothing in this Agreement shall be construed as giving Orthovita or its Affiliates or Agents any right to use or otherwise deal with the Know-how for purposes other than those expressly provided for in this Agreement. Orthovita acknowledges and agrees that any improvements or inventions, whether patentable or not, relating to the Products shall be owned solely by Cohesion.

2.8 Except as expressly set forth herein, all costs and expenses connected with Orthovita’s activities or performance under this Agreement are to be borne solely by Orthovita.

Article 3.

Certain Performance Requirements

3.1 Orthovita agrees to use commercially reasonable efforts to promote, market, sell and distribute the Products only to customers and potential customers within the Territory for ultimate use in the Field within the Territory. Orthovita will not knowingly, under any circumstances, either directly or indirectly through third parties, promote, market, sell, or distribute Products (a) within or to, or for ultimate use within, any place outside the Territory, or (b) for use outside the Field.

3.2 In order to assure Cohesion that Orthovita is in compliance with Section 3.1, Orthovita agrees that Cohesion may mark for identification all Products sold by Cohesion to Orthovita hereunder, as approved by the Joint Commercial Operations Committee.

3.3 Orthovita shall promptly provide Cohesion with any information which Cohesion may reasonably request in order to be updated on the Product-related market conditions in the Territory. Orthovita shall, and shall ensure that its Agents shall, also promptly notify Cohesion if Orthovita becomes aware of any products marketed or sold in the Territory that appear to be equivalent to any of the Products.

3.4 Provided that Cohesion has supplied Products to Orthovita in accordance with the terms of this Agreement, Orthovita shall maintain a sufficient inventory of Products to assure an adequate supply of Products to serve all its market segments. Orthovita shall maintain all of its inventory of Products in a manner that is clearly segregated and that meets all storage and other standards required by applicable governmental authorities and as reasonably required by Cohesion. Cohesion shall provide Orthovita with any such requirements, and any amendments thereto, in advance in writing. Those portions of Orthovita’s facilities where Products are stored shall be subject to inspection by Cohesion or its agents upon seventy-two (72) hours prior written notice, but no more than once per Calendar Year; provided that if such an inspection reveals that Orthovita is not in compliance with this Section 3.4, then Cohesion shall be entitled to inspect Orthovita’s facilities at reasonable intervals until such time as Orthovita is in compliance with this Section 3.4 for an entire Calendar Year. For all Cohesion inspection requests under this Section 3.4, Orthovita shall promptly respond to Cohesion’s requests for inspection and the Parties shall agree on the time, scope and manner of the inspection.

3.5 Orthovita shall be responsible for and shall collect all governmental and regulatory sales and other taxes, charges, duties and fees that may be due and owing upon sales of Products by Orthovita. Upon written request from Orthovita, Cohesion shall provide Orthovita with such certificates or other documents as may be reasonably required to establish any applicable exemptions from the collection of such taxes, charges, duties and fees.

3.6 Except during the time in which Orthovita has assumed oversight and management of Product manufacturing, all Products shall be packaged and labeled for sale and delivered by or on behalf of Cohesion to Orthovita subject to and in accordance with all local rules and regulations, and in conformance with the mutually agreed upon instructions of the Joint Sales and Marketing Committee. Neither Party shall use any label, advertisement or marketing material on, or with respect to or relating to the promotion, marketing, distribution and sale of,

Product in the Field in the Territory unless such label, advertisement or marketing material has first been submitted to and approved in writing by the Joint Sales and Marketing Committee.

3.7 Neither Party shall make any alterations or knowingly permit any alterations to be made to the Products in the Field in the Territory without the other Party’s prior written consent.

3.8 Orthovita agrees not to make, or permit any of its employees, agents or representatives to make, any claims or representations relating to any Product, unless such claims or representations have received prior written approval from Cohesion and from the applicable Regulatory Authorities.

3.9 Orthovita will use commercially reasonable efforts to actively promote, develop demand for and maximize the sale of the Products to all customers and potential customers within the Territory for use in the Field; provided that all Products shall be advertised, marketed, sold and distributed by Orthovita, and Product inventory shall be maintained by Orthovita, in compliance with the rules and regulations, as amended from time to time, of (a) all applicable Regulatory Authorities within the Territory in which the Products are marketed, and (b) all other applicable laws, rules and regulations. Orthovita shall promote a Product within the Field only for indications covered by the labeling and literature that accompany the Product and that have been approved, cleared or otherwise allowed by the applicable Regulatory Authorities in the country in which such promotion occurs.

3.10 If either Party becomes aware of any Adverse Events, it shall promptly notify the other Party and provide reasonable assistance in evaluating and investigating and, when necessary, Cohesion shall report such Adverse Event to the applicable Regulatory Authority. The Parties shall comply with any necessary corrective action and with all applicable reporting laws, rules and regulations governing Adverse Events.

Article 4.

Cohesion Support

4.1 For six (6) months after the Effective Date (the “Support Period”), and upon Orthovita’s written request, Cohesion shall make personnel selected by Cohesion reasonably available to cooperate with and reasonably support sales orientation and training of Orthovita’s personnel, as well as reasonably support Orthovita’s product launches, marketing, and promotion relating to the Products, up to a maximum of ******** total Cohesion personnel work hours. During the Support Period, if Orthovita requests such personnel support, Orthovita shall ********, for any personnel work hours of assistance requested by Orthovita and agreed to be provided by Cohesion. Cohesion will provide appropriate supporting documentation for ******** upon request by Orthovita. If Orthovita requests continued personnel support in excess of such maximum number of Cohesion personnel work hours or beyond the Support Period, Cohesion shall propose to Orthovita in writing the personnel to be assigned, the number of work hours such personnel will be available, and the ******** by Orthovita. Orthovita then may agree to continue use of such personnel based upon such ********, or Orthovita may decide to decline continued personnel support from Cohesion. All ******** to Cohesion under this Article 4 shall be ******** by Orthovita within ******** days after receipt of ******** from Cohesion.

Article 5.

Joint Committees

5.1 Within thirty (30) days after the Effective Date, Cohesion and Orthovita shall form three (3) committees – the “Joint Sales and Marketing Committee,” the “Joint Clinical Development Committee,” and the “Joint Commercial Operations Committee” – and each Party shall designate its program director on each committee (“Program Director”). Each committee shall consist of up to two (2) representatives from each Party, one of which shall be each Party’s Program Director for that committee, for a total of up to four (4) members per committee. Cohesion and Orthovita shall each retain the right to change its representative(s) to each committee, including its Program Director, from time to time, upon written notice to the other Party, or to appoint one or more substitutes to serve in the place of an absent member(s). The Program Directors shall serve as co-chairs of their respective committees (each a “Co-Chair”). The committee representatives of Cohesion and Orthovita shall be employees that agree to be bound by the terms of confidentiality and other pertinent provisions of this Agreement. Each committee member, including the Program Directors, shall have expertise in a relevant discipline, such as business development, research and development, clinical and/or regulatory affairs, sales or marketing.

5.2 The Joint Sales and Marketing Committee’s responsibilities shall include the following functions:

(a)	within ninety (90) days before the end of each Calendar Year (beginning with Calendar Year 2004) during the Term, prepare an annual budget and Product sales targets and forecasts for the next Calendar Year;

(b)	each calendar quarter, provide a non-binding, twelve (12)-month rolling Product purchase forecast to Cohesion in accordance with Section 6.10;

(c)	review and set (if necessary) Minimum Sales amounts, royalty rates and/or royalty percentage break points pursuant to Section 6.6;

(d)	determine adjustments (if appropriate) to Sample amounts and costs in accordance with Section 6.14;

(e)	determine and approve any additional Product marketing activities;

(f)	review and approve all Product and Accessories packaging, Product and Accessories positioning and Product and Accessories branding or rebranding (including Trademark usage in accordance with Section 9.2);

(g)	determine and approve any relaunch of CoStasis Products in a different dosage form or different dosage size in accordance with Section 6.5; and

(h)	determine if the definition of Net Sales should be revised in accordance with Section 6.6.

5.3 The Joint Clinical Development Committee’s responsibilities shall include the following functions:

(a)	provide timely notice to the other Party’s representatives of any scheduled meetings or discussions with clinical specialists regarding then-current Product and Accessories and market development opportunities and future Product and Accessories development opportunities including Future Indications, so that the other Party shall have an opportunity to participate in such meetings or discussions;

(b)	review, design and approve additional animal or clinical trials of Products and Accessories in selected Future Indications to obtain Regulatory Approval for such Future Indications, and develop and implement the related budgets and financial responsibilities of the Parties;

(c)	govern the conduct of any animal or clinical trials of Products and Accessories that are approved in accordance with subsection (b) above, including reporting of results to the Parties;

(d)	review and approve any Regulatory Filings necessary to obtain Regulatory Approval for Future Indications approved in accordance with subsection (b) above.

5.4 The Joint Commercial Operations Committee’s responsibilities shall include the following functions:

(a)	address issues related to Product shelf life, information for use, labeling and marking, packaging procedures and Regulatory Authority clearance letters;

(b)	review quality and regulatory information and documentation;

(c)	review and address issues related to technical specifications of the Product;

(d)	oversee transfer of responsibilities, specifications and purchasing information for securing any third-party supply of Accessories in accordance with Section 6.4;

(e)	approve a proposed third party manufacturer, oversee transfer of third-party manufacturing and any oversight and management responsibilities for the manufacture of Product, in accordance with Section 6.15 or 6.16, or as may be required pursuant to Section 8.6;

(f)	develop and implement a customer service transfer plan and related timelines; and

(g)	address inventory transfer and storage issues.

5.5 Each committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every six (6) months. Meetings of a committee may be held in person at such locations as the Parties may agree, by teleconference or by videoconference. Other employees of each Party involved in the development or commercialization of a Product may attend meetings as nonvoting participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the development or commercialization of a Product may attend meetings as nonvoting observers; provided that such third party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party and that are at least as stringent as those set forth in this Agreement. Each Party shall be responsible for all of its own expenses of participating in a committee.

5.6 All decisions of each committee shall be made by a consensus of the members of the committee. However, in the event that the members of a committee are unable to reach consensus on a particular issue, then the Co-Chairs shall attempt to decide such issue. If the Co-Chairs are unable to reach consensus, then prior to submitting the dispute to arbitration pursuant to Article 18, the matter shall be referred to Cohesion’s CFO and to Orthovita’s CFO. The CFOs to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed fifteen (15) business days in the aggregate unless otherwise agreed upon by the CFOs. Such fifteen (15) business day period shall be deemed to commence on the date the dispute was submitted to the CFOs. All negotiations pursuant to this Section 5.6 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

5.7 ********

5.8 If Cohesion, either itself or with an Affiliate or third party, desires to promote, market, sell and/or distribute a Competitive Product in the Territory, Cohesion shall notify Orthovita in writing of its intention to promote, market, sell and/or distribute such Competitive Product. Orthovita shall have ******** days from the date Cohesion notifies Orthovita of such intention to notify Cohesion of Orthovita’s desire to market, sell and/or distribute such Competitive Product and to negotiate in good faith an agreement relating to the marketing, selling and distributing of such Competitive Product. If after such ******** day period, the Parties have not executed such an agreement, Cohesion shall ********.

Article 6.

Supply of Products by Cohesion

6.1 Subject to the terms and conditions of this Agreement, Cohesion shall sell to Orthovita (a) the CoStasis Products as set forth in Exhibit F at the CoStasis Price and (b) the CellPaker Products as set forth in Exhibit F at the CellPaker Price. Unless otherwise expressly stated herein, all payments to Cohesion pursuant to this Article 6 shall be made within thirty (30) days after the date of Orthovita’s receipt of an invoice from Cohesion or its designee.

6.2 In addition to the CoStasis Price, Orthovita shall pay to Cohesion royalties as a percentage of total Net Sales for each Calendar Year on a quarterly basis in each of North America, the European Union and the ROW (as applicable), as set forth in Exhibit E. All such royalty payments shall be made within thirty (30) days following the end of the calendar quarter for which such royalty payment is due and shall be accompanied by the report set forth in Section 6.3. Net Sales shall be determined for each Calendar Year of the Term and for each of North America, the European Union and the ROW (as applicable), and Net Sales made in one Calendar Year shall not count toward Net Sales in any other Calendar Year. If the Joint Sales and Marketing Committee approves a relaunch of CoStasis Products such that the average sales price per unit is lower than ********, these royalty rates may be adjusted pursuant to the procedure set forth in Section 6.6.

6.3 Orthovita shall send to Cohesion quarterly sales reports which set forth the number of units and sizes of each CoStasis Product and CellPaker Product sold, the Net Sales in each of North America, the European Union and the ROW (as applicable), the number of units of Samples distributed and remaining inventory of CoStasis Products and CellPaker Products. Cohesion shall have the right upon reasonable advance written notice to have Orthovita’s books, records and accounts examined during normal business hours, at Cohesion’s expense, by a qualified independent certified public accountant nominated by Cohesion and reasonably acceptable to Orthovita for the sole purpose of verifying the accuracy of Orthovita’s accounting reports and payments made or to be made pursuant to this Agreement. Such audits may not be performed by Cohesion more than once per Calendar Year, and Cohesion shall not be permitted to audit the same period of time more than once; provided, however, that if such an audit reveals that Orthovita is not in compliance with this Section 6.3, then Cohesion shall be entitled to audit Orthovita’s books, records and accounts at reasonable intervals until such time as Orthovita is in compliance with this Section 6.3 for an entire Calendar Year, including re-audit of books, records and accounts for the same period of time for which an audit was previously conducted by Cohesion. Such accountant shall be instructed not to reveal to Cohesion the details of its review, except for (a) such information as is required to be disclosed under this Agreement and (b) such information presented in a summary fashion as is necessary to report the accountant’s conclusions to Cohesion, and all such information shall be deemed Confidential Information of Orthovita. If the accountant makes a determination of underpayment by Orthovita, Orthovita shall remit to Cohesion, within thirty (30) days of receiving notice from Cohesion, any underreported percentage of Net Sales amounts or other amounts due to Cohesion, together with interest from the original due date for payment, as provided in Section 6.19. ********.

6.4 Within thirty (30) days after the Effective Date, and subject to satisfactory inspection by Orthovita representatives, which shall not be unreasonably withheld, Orthovita shall pay to Cohesion ******** to purchase Cohesion’s existing inventory of Accessories, as listed in Exhibit B. Within ninety (90) days after receipt of such payment, Cohesion shall deliver to Orthovita such Accessories in accordance with instructions provided by Orthovita and with Sections 6.11 and 6.12. With regard to any additional supply of Accessories needed by Orthovita, Cohesion shall provide Orthovita with Accessory specifications and contact information for third party Accessory suppliers and/or manufacturers previously used by Cohesion to obtain Accessories, as listed in Exhibit B. Orthovita shall be responsible for negotiating with such suppliers and/or manufacturers, or other suppliers or manufacturers of Orthovita’s choosing, to obtain Accessories. Upon Orthovita’s written request, Cohesion shall provide reasonable assistance to Orthovita in securing an ongoing supply of Accessories, including making introductions to Accessory suppliers and/or manufacturers previously used by Cohesion and providing specifications for the Accessories.

6.5 During Calendar Year 2004, the CoStasis ******** and the CellPaker ******** shall not be adjusted. Thereafter during the Term, if Cohesion desires to ********, Cohesion shall send written notice to Orthovita of Cohesion’s proposal for ********. Within ten (10) days after Orthovita’s receipt of such notice, the CFO of Cohesion shall provide to the CFO of Orthovita documentation of the change ******** of the applicable Product in support of such proposal. Within thirty (30) days after Orthovita’s receipt of such notice, the Parties’ CFOs shall meet to discuss in good faith Cohesion’s proposal and shall finally determine the ******** of the applicable Product that is deemed appropriate by the CFOs. Proposals ******** may also be made by the Joint Sales and Marketing Committee, if such committee determines that a Product ********, in which case each Party shall promptly notify its CFO of such determination and provide relevant supporting documentation. The CFOs shall meet within forty-five (45) days following such determination to discuss in good faith the ******** and shall finally determine the ******** of the applicable Product that is deemed appropriate by the CFOs. All adjustments to Price made pursuant to this Section 6.5 shall be made with an objective ********. Notwithstanding anything herein to the contrary, if the CFOs are unable to reach agreement as to an appropriate adjustment, then the Parties shall submit the dispute to arbitration pursuant to Article 18.

6.6 If the European Union or the ROW is added to the Territory pursuant to Section 2.5, ******** for such addition to the Territory shall be reviewed and set by the Joint Sales and Marketing Committee no later than ******** after addition of the European Union or the ROW (as applicable) is added to the Territory. For the avoidance of doubt, North America, the European Union and the ROW shall ********. Any setting of the ******** shall consider ******** and such other factors as the Joint Sales and Marketing Committee may deem relevant. The Joint Sales and Marketing Committee shall also consider whether the definition of Net Sales with respect to the European Union or the ROW should be revised, such that the sale or transfer of Products between Orthovita (or an Affiliate of Orthovita) and an Affiliate, independent subdistributor or other agent of Orthovita for resale by the receiving entity in the European Union or ROW, as applicable, should be considered a sale for the purpose of calculating Net Sales, with the resale by such receiving entity to a third party not considered a sale for such purpose. If the Joint Sales and Marketing Committee is unable to reach agreement on a setting or adjustment of the ********, or on a revision to the definition of ********, then the dispute shall be referred to the CFOs in accordance with Section 5.6. Any adjustment to the ******** approved by the Joint Sales and Marketing Committee or the CFOs shall be attached to ******** as an addendum. ********. Any revision of the definition of ******** shall be set forth in an amendment to this Agreement.

6.7 As consideration for its appointment as an exclusive sales distributor of CoStasis Products, Orthovita agrees to achieve Minimum Sales, during each Calendar Year of the Term, commencing with Calendar Year ********. If Orthovita fails to meet the Minimum Sales requirement in Calendar Year ******** or any subsequent Calendar Year during the Term (including any extensions to the Term), then Cohesion, within ******** after the end of the applicable Calendar Year, may ********.

6.8 Orthovita shall order Products by submitting a written purchase order to Cohesion describing the type and quantity of the Products to be purchased (“Purchase Order”). All Purchase Orders are subject to acceptance by Cohesion within five (5) business days of receipt of the Purchase Order by Cohesion from Orthovita. If Cohesion accepts the Purchase Order, Cohesion will invoice Orthovita upon shipment of the Products. Unless otherwise agreed, Orthovita shall pay all invoices in full within thirty (30) days after the date of receipt of the invoice which date shall not be earlier than the date on which Orthovita receives shipment of Product. All sales and payments shall be made, and all orders shall be accepted, in the State of California.

6.9 Cohesion shall not be obligated to ship Products to Orthovita at any time when payment of an amount owed by Orthovita is overdue or when Orthovita is otherwise in breach of this Agreement.

6.10 All shipments shall be initiated by an accepted Purchase Order. Product shipment dates will be specified in the Purchase Order. These dates shall not be scheduled prior to ninety (90) days after the date the Purchase Order is received, without the mutual consent of the Parties. Purchase Orders will be non-cancellable. The Joint Sales and Marketing Committee will determine, on a quarterly basis, a non-binding, twelve (12) month rolling Product purchase forecast so that Cohesion may incorporate said forecasts into its planning system. The triggering document for production activities is, however, an accepted Purchase Order, as stated above. Variations in ordered Product quantities of ******** above the last quarterly rolling forecast shall be discussed between the Parties, and Cohesion will use its commercially reasonable efforts to maintain delivery dates requested by Orthovita.

6.11 All shipments of Products and Accessories to Orthovita will be packaged in accordance with Cohesion’s standard packaging materials and packaging procedures, or in accordance with such packaging materials as determined by the Joint Sales and Marketing Committee and packaging procedures as determined by the Joint Commercial Operations Committee, which conform to Product specifications and regulatory requirements, and shipped per Cohesion’s then-current distribution practices together with Cohesion’s certificate of compliance. All Prices are F.O.B., ******** the applicable Product on Cohesion’s behalf. Ownership of and title to Products and Accessories and all risks of loss with respect thereto shall pass to Orthovita upon delivery of such Products and Accessories by Cohesion to ******** the designated delivery point. All freight, insurance and other shipping expenses, as well as any special packaging expense, shall be paid by ********. ******** shall also bear all applicable taxes, duties and similar charges that may be assessed against the Product or the Accessories upon delivery. Deliveries of Products shall be made by Cohesion under normal trade conditions in the usual and customary manner being utilized by Cohesion at the time and location of the particular delivery.

6.12 Orthovita shall be required to inspect all Products and Accessories within ten (10) business days of delivery of Product and its respective certificate of compliance. Any Product or Accessory not properly rejected within ten (10) business days of delivery shall be deemed accepted; provided, however, in the case of Product with defects not readily discoverable within the time period specified in this Section 6.12, Orthovita shall notify Cohesion of any such defects discovered by Orthovita promptly following discovery thereof. Credits to Orthovita for Products and Accessories that do not conform to the applicable Product or Accessory specification as of the time of transfer of ownership to Orthovita and that are rejected within the ten (10) day time period (or such later time for not readily discoverable defects) shall include importation and shipment expenses and will be calculated by Cohesion based on the original Price of the Product returned or, with respect to Accessories that were obtained by Orthovita from Cohesion pursuant to Section 6.4, a pro rata amount of the payment made for such Accessories under Section 6.4, whether identified by lot number or another method. Orthovita may, at its option, request a ******** to obtain replacement Products or Accessories. Orthovita’s obligations with respect to such defective Products and Accessories and their return to Cohesion shall be in accordance with the Uniform Commercial Code, Article 2. After Products or Accessories are accepted or are deemed accepted, they shall not be returned without the written consent of Cohesion.

6.13 Under no circumstances will either Party knowingly make any false or misleading statements concerning a Product or Accessory, or knowingly adulterate or misbrand a Product or Accessory for sale or distribution.

6.14 As set forth in Exhibit D, Cohesion shall provide to Orthovita Product samples (“Samples”) at a ********. Any additional annual requirements for Samples by Orthovita must be determined and approved by the Joint Sales and Marketing Committee. These units of Product shall be labeled “Sample” by Orthovita and may not be sold. All Samples will be used for sales force demonstrations, trade shows, training and other activities in support of Orthovita’s promotion and marketing of the Products. Orthovita shall submit to Cohesion a Purchase Order for any such Samples.

6.15 The Parties contemplate that during the Term, Cohesion will transfer manufacturing of one or more CoStasis Products to one or more third party manufacturers as set forth in this Section 6.15.

(a)	Cohesion may elect, in its sole discretion, to transfer manufacturing of one or more CoStasis Products to one or more third party manufacturers prior to December 31, 2006. If Cohesion elects to so transfer CoStasis Product(s) manufacturing, Cohesion shall provide notice to Orthovita of such election and the identity of the proposed third party manufacturer(s), which proposed third party manufacturer(s) shall be reasonably acceptable to the Joint Commercial Operations Committee. Orthovita and Cohesion shall ******** associated with such transfer of manufacturing. Within thirty (30) days after transfer of CoStasis Product(s) manufacturing is completed, Cohesion shall provide Orthovita with notice of such completion. Thereafter, the Parties shall periodically discuss whether Orthovita will assume oversight and management of such third party manufacturer(s); provided, however, that the Parties contemplate that Orthovita shall assume such oversight no later than January 1, 2007. If the Parties mutually determine that Orthovita shall assume oversight and management of such third party manufacturer(s) prior to January 1, 2007, transfer of oversight and management shall be completed within one hundred twenty (120) days after such determination;

(b)

If Orthovita has not assumed oversight and manufacturing of CoStasis Products as of January 1, 2007, the Joint Commercial Operations Committee shall promptly meet and develop a plan to promptly transition oversight and management of CoStasis Product manufacturing to Orthovita. If Cohesion has not transferred CoStasis Product manufacturing to one or more third party manufacturers pursuant to Section 6.15(a), then Cohesion shall provide Orthovita with the identity of the proposed third party manufacturer(s), which proposed third party manufacturer(s) shall be reasonably acceptable to the Joint Commercial Operations Committee. Orthovita and Cohesion shall ******** associated with such transfer of manufacturing.

(c)	With regard to the period of time in which Orthovita is responsible for oversight and management of CoStasis Product manufacturing pursuant to Sections 6.15(a), 6.15(b) or 6.16, (i) Orthovita’s obligation to pay Cohesion the CoStasis Price shall be suspended during such period of time that Orthovita is responsible for oversight and management of such third party manufacturer(s); (ii) the Parties acknowledge and agree that the ******** to be determined by mutual agreement of the CFOs with an objective of maintaining the ******** and taking into account such ******** and the additional ******** by Orthovita in connection with oversight and management of the third party manufacturer(s); and (iii) the Parties shall make all efforts to also transfer to Orthovita oversight and management of the then-current third party CellPaker Products manufacturer, ********. Any agreement with respect to CellPaker Products pursuant to Section 6.15(iii) shall be set forth in an amendment to this Agreement.

6.16 During the Term, and provided that Orthovita has not assumed oversight and management of third-party manufacturing pursuant to Section 6.15, if Cohesion is unable to provide Orthovita with Product, then Cohesion shall promptly provide written notice to Orthovita of its inability to provide such Product. In such event, Orthovita shall have the right to engage a back-up supplier to manufacture and supply the applicable Product for use in the Field in the Territory and to terminate any Purchase Order, in whole or in part, that Cohesion was unable to fill without liability or charge. Such right shall continue for a period of ********, as provided herein. In such event, this Agreement shall be extended for a period of time equal to the length of time that Cohesion is unable to deliver the applicable Product. In the event that any such inability to deliver a Product continues for ********, the Parties shall meet and discuss in good faith any and all ******** alternatives, if any, including assumption of oversight and management of manufacturing by Orthovita (subject to Section 6.15(c)), that would permit the Parties to obtain the benefits of this Agreement. If no such alternatives are identified, then this Agreement shall terminate, without penalty, upon the date that Orthovita sells the last item of Products in its inventory.

6.17 This Section 6.17 shall govern recalls, field alerts, withdrawals and field corrective actions for a Product arising during the time that Cohesion has responsibility for oversight and management of manufacturing of such Product, whether or not such Product is manufactured by a third party manufacturer. In the event that Cohesion believes a recall, field alert, Product withdrawal, or field corrective action may be necessary with regard to any Product provided to Orthovita under this Agreement, Cohesion shall immediately notify Orthovita in writing. In the event that Orthovita or its Agents believe a recall, field alert, Product withdrawal, or field corrective action may be necessary with regard to any Product provided by Cohesion under this Agreement, Orthovita shall immediately notify Cohesion in writing. Orthovita shall, and shall ensure that its Agents shall, provide reasonable cooperation and assistance to Cohesion. When necessary, Cohesion shall report such recall, field alert, Product withdrawal, or field corrective action to the applicable Regulatory Authority. The cost of any such recall, field alert, Product withdrawal, or field corrective action shall be borne by Cohesion, unless such recall, field alert, Product withdrawal, or field corrective action is caused in material part by Orthovita’s breach of its obligations under this Agreement (including obligations regarding advertising, distribution and storage of the Products) or applicable laws, or by its willful misconduct; then such cost shall be borne by Orthovita to the extent such recall, field alert, Product withdrawal, or field corrective action was due to such causes. For purposes of this Section 6.17, the Party bearing the cost of any recall, field alert, Product withdrawal, or field corrective action shall only be required to reimburse the other Party for reasonable, actual and documented out-of-pocket costs incurred by such other Party for such recall, field alert, Product withdrawal, or field corrective action (including costs of retrieving Product already delivered to customers, costs and expenses such other Party is required to pay for notification, shipping and handling charges, and all other costs reasonably related to such recall, field alert, Product withdrawal, or field corrective action), and the cost to replace, or the actual replacement of, the Product.

6.18 This Section 6.18 shall govern recalls, field alerts, withdrawals and field corrective actions for a Product arising during the time that Orthovita has responsibility for oversight and management of manufacturing of such Product, whether or not such Product is manufactured by a third party manufacturer. In the event that Cohesion believes a recall, field alert, Product withdrawal, or field corrective action may be necessary with regard to any Product manufactured by or for Orthovita under this Agreement, Cohesion shall immediately notify Orthovita in writing. In the event that Orthovita or its Agents believe a recall, field alert, Product withdrawal, or field corrective action may be necessary with regard to any Product manufactured by or for Orthovita under this Agreement, Orthovita shall immediately notify Cohesion in writing. Orthovita shall, and shall ensure that its Agents shall, provide reasonable cooperation and assistance to Cohesion. When necessary, Cohesion shall report such recall, field alert, Product withdrawal, or field corrective action to the applicable Regulatory Authority. The cost of any such recall, field alert, Product withdrawal or field corrective action shall be borne by Orthovita, unless such recall, field alert Product withdrawal, or field corrective action is caused in material part by Cohesion’s breach of its obligations under this Agreement or applicable laws, or by its willful misconduct; then such cost shall be borne by Cohesion to the extent such recall, field alert, Product withdrawal, or field corrective action was due to such causes. Notwithstanding the preceding sentence, if such recall, field alert, Product withdrawal, or field corrective action is triggered by the attributes of such Product, including but not limited to the ********. For purposes of this Section 6.18, the Party bearing the cost of any recall, field alert, Product withdrawal, or field corrective action shall only be required to reimburse the other Party for reasonable, actual and documented out-of-pocket costs incurred by such other Party for such recall, field alert, Product withdrawal, or field corrective action (including costs of retrieving Product already delivered to customers, costs and expenses such other Party is required to pay for notification, shipping and handling charges, and all other costs reasonably related to such recall, field alert, Product withdrawal, or field corrective action), and the cost to replace, or the actual replacement of, the Product.

6.19 In case of any delay in payment by Orthovita to Cohesion or its designee not occasioned by Force Majeure, interest on the overdue payment shall accrue at an annual interest rate equal to the lesser of: (a) the prime rate as reported in the Money Rates set forth in The Wall Street Journal, ********, as determined for each month on the last business day of the previous month, or (b) the maximum amount permitted by law, in either instance assessed from the date that payment was initially due. The foregoing interest shall be due from Orthovita without any special notice, and shall be in addition to any other remedies that Cohesion may have pursuant to this Agreement.

Article 7.

Representations, Warranties and Indemnification

7.1 Each Party represents, warrants and covenants that:

(a)	this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(b)	as of the Effective Date, the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party, its officers and directors and does not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

(c)	such Party has full power and authority to perform the obligations set forth herein, and that such Party is not subject to any order, decree or injunction by a court of competent jurisdiction which may prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(d)	such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized; and

(e)	such Party is and will remain in material compliance with all applicable federal, state and local laws, regulations and orders as they may apply to this Agreement.

(f)

during the time that such Party has responsibility for oversight and management of manufacturing of a Product, such Product will be packaged and shipped in accordance with the agreed upon labeling instructions and regulatory requirements, will be free from defects in materials and workmanship, will not be adulterated or misbranded within the meaning of the Act, is not an article which may not, under the Act, be introduced into interstate commerce, and will be free and clear of all liens and encumbrances.

7.2 Orthovita represents, warrants and covenants that its books, records and accounts pertaining to all its operations under this Agreement are complete and accurate in all material respects, and have been maintained in accordance with sound and generally accepted accounting principles.

7.3 Orthovita shall not make any representation or warranty to a third party with respect to the Products that is more extensive than, or inconsistent with, the limited warranty set forth in this Article 7 or that is inconsistent with the policies or publications of Cohesion relating to the Products.

7.4 Except for Cohesion’s obligation to indemnify Orthovita pursuant to this Article 7, Orthovita’s sole and exclusive remedy under this Agreement for (a) any non-conforming Products or Accessories provided to Orthovita by Cohesion shall be receipt of credits for such non-conforming Products or Accessories according to Section 6.12; and (b) any shortage of delivery of Product or inability of Cohesion to deliver Product shall be as set forth in Section 6.16.

7.5 THE LIMITED WARRANTIES CONTAINED IN THIS ARTICLE 7 ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES HEREUNDER AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR OTHER COMMERCIAL OR ECONOMIC LOSS, AND LOSS OR INTERRUPTION OF BUSINESS. THE FOREGOING PROVISION SHALL NOT BE CONSTRUED TO LIMIT A PARTY’S INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT FOR THIRD PARTY CLAIMS WHICH MAY INCLUDE CONSEQUENTIAL, PUNITIVE OR OTHER TYPES OF DAMAGES.

7.6 Cohesion shall defend, indemnify and hold harmless Orthovita and its Affiliates and their employees, officers, agents and directors against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death, or property damage (a “Loss”) that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of:

(a)	a breach by Cohesion of any of its covenants, representations or warranties set forth in this Agreement;

(b)	during the time that Cohesion has responsibility for oversight and management of manufacturing of a Product, whether or not such Product is manufactured by a third party manufacturer, the failure of Cohesion to ship Product that meets the Product specifications or that is manufactured in compliance with current Good Manufacturing Practices or other applicable laws and regulations;

(c)	any negligence, recklessness or wrongful intentional acts or omissions of Cohesion or its representatives, directors, officers, employees and agents, in connection with the activities contemplated under this Agreement;

(d)	during the time that Cohesion has responsibility for oversight and management of manufacturing of a Product, whether or not such Product is manufactured by a third party manufacturer, the attributes of such Product, including but not limited to the immunogenicity, toxicity, teratogenicity, carcinogenicity, or inherent risk of the use or administration of such Product;

(e)	improper business practices of Cohesion, as determined by a court or governmental authority having jurisdiction over Cohesion; and

(f)	provided that Orthovita shall comply with reasonable instructions from Cohesion regarding the promotion, marketing, distribution and sales of Products, any alleged infringement by the Products of patents or other intellectual property rights owned or controlled by a third party;

provided in each case, however, that the foregoing indemnifications in this Section 7.6 shall not apply to any Loss to the extent such Loss is caused by the negligence, recklessness or wrongful intentional acts or omissions of Orthovita or its Affiliates.

7.7 Orthovita shall defend, indemnify and hold harmless Cohesion and its Affiliates and their employees, officers, agents and directors against any Loss that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of:

(a)	a breach by Orthovita of any of its covenants, representations or warranties set forth in this Agreement;

(b)	during the time that Orthovita has responsibility for oversight and management of manufacturing of a Product, whether or not such Product is manufactured by a third party manufacturer, the failure of Orthovita to promote, market, distribute or sell Product that meets the Product specifications or that is manufactured in compliance with current Good Manufacturing Practices or other applicable laws and regulations;

(c)	any negligence, recklessness or wrongful intentional acts or omissions of Orthovita or its representatives, directors, officers, employees and agents, in connection with the activities contemplated under this Agreement;

(d)	improper business practices of Orthovita, as determined by a court or governmental authority having jurisdiction over Orthovita; and

(e)	Orthovita’s advertising, promoting, marketing, distributing and selling activities of Product that are not in accordance with law or regulation;

provided in each case, however, that the foregoing indemnifications in this Section 7.7 shall not apply to any Loss to the extent such Loss is caused by the negligence, recklessness or wrongful intentional acts or omissions of Cohesion or its Affiliates.

7.8 During the time that Orthovita has responsibility for oversight and management of manufacturing of a Product, and such manufacturing is being conducted by a third party manufacturer, Cohesion shall defend, indemnify and hold harmless Orthovita and its Affiliates and their employees, officers, agents and directors, and Orthovita shall defend, indemnify and hold harmless Cohesion and its Affiliates and their employees, officers, agents and directors, against any Loss that may be brought, instituted or arise against or be incurred by such persons ********; provided, however, that such ******** shall only apply to the extent required to result in the Parties ******** for such Loss, and ********; and provided further that the foregoing ******** in this Section 7.8 shall not apply to any Loss to the extent such Loss is caused by the negligence, recklessness or wrongful intentional acts or omissions of the Indemnified Party.

7.9 In the event that Orthovita begins to ********, the Parties shall promptly meet and discuss ********. The Parties contemplate that in such event, Orthovita shall be required to defend, indemnify and hold harmless Cohesion and its Affiliates and their employees, officers, agents and directors, against any such Loss that may be brought, instituted or arise against or be incurred by such persons, except to the extent such Loss is caused by the negligence, recklessness or wrongful intentional acts or omissions of Cohesion or its Affiliates.

7.10 If indemnification is sought as a result of any third party claim, suit or demand, the Indemnified Party shall: (a) shall give written notice to the Indemnifying Party within fifteen (15) days after receipt by the Indemnified Party of such claim, suit or demand; provided, however, that the failure to give notice within such time period shall not relieve the Indemnifying Party of its obligation to indemnify, unless it shall be materially prejudiced by such failure; (b) permit the Indemnifying Party to assume direction and control of the defense of claims resulting therefrom; and (c) at its own cost and expense, cooperate fully as requested by the Indemnifying Party in the defense of the claims. No offer of settlement, settlement or compromise by the Indemnifying Party shall be binding on an Indemnified Party without its prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement fully releases the Indemnified Party without any liability, loss, cost or obligation to such Indemnified Party. No offer of settlement, settlement or compromise by the Indemnified Party shall be binding on an Indemnifying Party without its prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if indemnification is sought by Orthovita as a result of any third party claim, suit or demand for which Cohesion is obligated to indemnify Orthovita pursuant to Section 7.6(d), Cohesion shall have the absolute right to control and settle such claim, suit or demand without consent from Orthovita so long as any such settlement fully releases Orthovita without any liability, loss, cost or obligation to Orthovita.

7.11 Each Party shall, at its own cost, maintain comprehensive general liability insurance, including broad form contractual liability and product liability coverages, in amounts and subject to deductibles customary in the pharmaceutical industry and sufficient to cover its obligations under this Agreement but in no event less than ******** in coverage. Each Party shall maintain such insurance during the Term ********. Each Party, upon request, shall provide the other Party with a certificate of insurance as evidence of such coverages, and shall give the other Party at least thirty (30) days notice of any cancellation, termination or change in such insurance. Such insurance shall (a) be issued by reputable, financially sound companies; (b) provide that the insurance company will endeavor to provide at least thirty (30) days notice of cancellation, non-renewal or material change of coverage to both Cohesion and Orthovita, but its failure to do so shall impose no penalty or additional obligations under this Agreement; and (c) contain a ********. All of the foregoing liability policies shall be ******** and contain a ******** in favor of the other Party or the other Party’s designee. Nothing in this Section 7.11 regarding insurance coverage amounts shall be deemed or interpreted as a limitation on the indemnities set forth in this Agreement.

7.12 Each Party shall each be solely responsible for the safety of its own employees, agents, Affiliates or independent contractors with respect to its performance under this Agreement, and each shall hold the other Party harmless with regard to any liability for damages or personal injuries resulting from acts of its respective employees, agents, Affiliates or independent contractors.

Article 8.

Term and Termination

8.1 The term of this Agreement shall be for a period commencing on the Effective Date and ending on December 31, 2009, unless extended pursuant to Section 2.5 or 6.16 or this Section 8.1 (the “Term”). At least six (6) months prior to expiration of the then-current Term, the Parties will meet to discuss in good faith whether the then-current Term shall be extended by mutual agreement. However, this Agreement shall automatically terminate at the end of the then-current Term unless the Parties mutually agree in writing to extend such Term prior to the expiration date. Notwithstanding the foregoing, this Agreement may be terminated earlier in accordance with the provisions of this Article 8 or as expressly provided elsewhere in this Agreement.

8.2 Cohesion shall have the absolute right to terminate this Agreement upon thirty (30) days prior written notice to Orthovita if Orthovita fails to perform or breaches, in any material respect, any material terms or provisions of this Agreement; provided, however, that such termination shall become effective only if Orthovita shall fail to remedy or cure the breach within such thirty (30) day period, or initiate a remedy or cure within such period if it is not practicable to complete the cure in such period. Without limiting the events which shall be deemed to constitute a breach or material breach of this Agreement by Orthovita, Orthovita understands and agrees that it shall be in material breach of this Agreement, and Cohesion shall have the right to terminate (subject to the applicable cure period) this Agreement under this Section 8.2, if Orthovita fails or refuses to pay to Cohesion any sum when due.

8.3 Each Party shall have the absolute right to terminate this Agreement in the event the other Party shall become insolvent, or if there is instituted by or against the other Party procedures in bankruptcy that are not dismissed within sixty (60) days, or under insolvency laws or for reorganization, receivership or dissolution, or if the other Party loses any franchise or license to operate its business as presently conducted in any part of the Territory.

8.4 ********

8.5 ********

8.6 Upon expiration or termination of this Agreement for any reason, Orthovita and any successor or Acquiring Party of Orthovita, shall (a) have no further right to promote, market, distribute or sell Product, except as set forth in Section 8.7, (b) shall make Product customer information reasonably available to Cohesion, (c) at the end of sales period set forth in Section 8.7, transfer to Cohesion advertising or promotional materials and training materials that were used in conjunction with the Products prior to expiration or termination, (d) if Orthovita has assumed oversight and management of third party Product manufacturers, provide reasonable assistance to Cohesion to allow Cohesion to take over such oversight and control ********.

8.7 During the six (6)-month period following expiration or termination of this Agreement, any inventory of Products held by Orthovita at such expiration or termination may be sold by Orthovita to customers in the Territory in the ordinary course; provided, however, that for the period required to liquidate such inventory, all of the provisions contained herein governing Orthovita’s performance obligations and Cohesion’s rights shall remain in effect. In order to accelerate the liquidation of any such inventory, Cohesion shall have the option, but not the obligation, to purchase all or any part of such remaining inventory at the price at which the inventory was originally purchased by Orthovita from Cohesion or a third party manufacturer.

8.8 The termination of this Agreement shall not impair the rights or obligations of either Party hereto which shall have accrued hereunder prior to such termination. The provisions of Article 1, to the extent definitions are embodied in the following listed Articles and Sections of this Agreement; Sections 7.5-7.12, 8.6-8.8, 9.4 and 9.5; and Articles 10-23, and the rights and obligations of the Parties thereunder shall survive the expiration or termination of this Agreement.

Article 9.

Trademarks

9.1 All Trademarks used by Cohesion in connection with the Products, and all patents, technology and other intellectual property and Know-how relating to the Products, and the goodwill associated with the Products and the Trademarks of Cohesion, are and shall remain the sole and exclusive property of Cohesion and/or its Affiliates. Cohesion hereby grants Orthovita permission to use the Trademarks of Cohesion and to use its own Trademarks for the Product for the limited purpose of performing its obligations under this Agreement. For purposes of this Article 9, the trademark ANGIOTECHKNOWLEDGY™ shall be deemed to be a Trademark of Cohesion.

9.2 Orthovita and Cohesion shall ********. Cohesion’s Trademarks shall appear on all Product packaging, labels, and inserts and other materials which Orthovita uses for the marketing of the Products. Cohesion retains the right to review and approve all intended uses of the

Trademarks of Cohesion in any packaging, inserts, labels, or promotional or other materials relating to the Products prior to Orthovita’s actual use thereof. To the extent permitted by applicable law, all jointly branded Product promotional materials and labeling affixed to the jointly branded Products shall contain (a) Trademarks, corporate name and logo of Cohesion (and or its Affiliates) as may be provided by Cohesion to Orthovita from time to time, (b) trademarks, corporate name and logo of Orthovita as may be provided by Orthovita to Cohesion from time to time, and (c) the trademark ANGIOTECHKNOWLEDGY™, in positions of equivalent prominence and emphasis.

9.3 Orthovita agrees to use the Trademarks of Cohesion in full compliance with the rules prescribed from time to time by Cohesion. The Trademarks of Cohesion shall always be used together with the symbol “®” or the symbol “™”. Orthovita may not use any Trademark of Cohesion as part of any corporate name or with any prefix, suffix or other modifying word, term, design or symbol, except as approved by the Joint Sales and Marketing Committee. In addition, Orthovita may not use any Trademark of Cohesion in connection with the sale of any unauthorized product or service or in any other manner not explicitly authorized in writing by Cohesion.

9.4 In the event of any infringement of, or threatened or presumed infringement of, or challenge to Orthovita’s use of, any Trademark of Cohesion, Orthovita is obligated to notify Cohesion immediately. Cohesion shall investigate any alleged violation and, if necessary, shall take the appropriate legal action to resolve the issue and to prevent other competitors from infringing on said intellectual property rights within the Territory. Cohesion shall have sole and absolute discretion to take such action as it deems appropriate.

9.5 In the event of the termination of this Agreement for any reason, Orthovita’s right to use the Trademarks of Cohesion shall cease at such time as Orthovita’s inventory of Products has been sold as set forth in Section 8.7. Thereafter, Orthovita shall, as soon as it is reasonably possible, remove all Trademarks of Cohesion which appear on or about the premises of the office(s) of Orthovita and any of the advertising of Orthovita used in connection with the Products.

9.6 In the event of a breach or threatened breach by Orthovita of the provisions of this Article 9, Cohesion shall be entitled to an injunction or injunctions to prevent such breaches. Nothing herein shall be construed as prohibiting Cohesion from pursuing other remedies available to it for such breach or threatened breach of this Article 9, including the recovery of damages from Orthovita.

9.7 Should for some reason a Trademark of Cohesion be prevented from being used in any part or whole of the Territory, the Parties shall consult as to a suitable other trademark (which trademark shall be deemed a Trademark for purposes of this Agreement) owned by Cohesion or to be transferred from Orthovita to Cohesion for use during the Term in connection with the marketing, promotion, distribution and sale of the Products; it being agreed, however, that Cohesion retains the right to ultimately determine what such alternative Trademark shall be used, provided it is not confusingly similar to a trademark owned by Orthovita in the Territory.

9.8 Nothing contained in this Agreement shall be construed as giving Orthovita the right to use a Trademark of Cohesion outside the Territory or for any other product than the Products.

Article 10.

Confidential Information

10.1 All disclosures of Confidential Information related to the subject matter of this Agreement, whether made after the Effective Date or prior to the Effective Date under the Mutual Confidentiality Agreement between the Parties, dated February 9, 2004, shall be governed by this Agreement. Both Parties recognize and acknowledge that each will have access to confidential information and trade secrets, including Know-how, of the other and other entities doing business with each Party relating to research, development, manufacturing, marketing, financial and other business-related activities (“Confidential Information”). Such Confidential Information constitutes valuable, special and unique property of each Party and/or other entities doing business with each Party. Other than as is necessary to perform the terms of this Agreement, neither Party shall, during and after the Term, make any use of such Confidential Information, or disclose any of such Confidential Information to any person or firm, corporation, association or other entity, for any reason or purpose whatsoever, except as specifically allowed in writing by an authorized representative of the other. In the event of a breach or threatened breach by either Party of the provisions of this Article 10, each Party shall be entitled to an injunction restraining the other from disclosing and/or using, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting either Party from pursuing other remedies available to it for such breach or threatened breach of this Article 10, including the recovery of damages from the other. The above does not apply to information or material that (i) was known to the public or generally available to the public prior to the date it was received by either Party; (ii) is rightfully acquired by the receiving Party from a third party that is not under a confidentiality restriction on disclosure or use; (iii) was already known to the receiving Party prior to receipt from the disclosing Party as evidenced by written records; (iv) is required to be disclosed by law or court order or in periodic reports to the Securities and Exchange Commission or to any Regulatory Authority, provided that notice of the disclosure requirement is promptly delivered to the disclosing Party in order to provide the disclosing Party with an opportunity to challenge or limit the disclosure obligations.

10.2 Except as permitted pursuant to Section 10.1, neither Party shall disclose any of the terms of this Agreement without the prior written consent of the other Party.

Article 11.

Force Majeure

11.1 Neither Orthovita nor Cohesion shall have any liability hereunder if either is prevented from performing any of its obligations hereunder by reason of any factor beyond its control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof (“Force Majeure”), nor shall Orthovita’s or Cohesion’s obligations, except as may be necessary, be suspended during the period of such Force Majeure, nor shall either Party’s obligations be cancelled with respect to such Products as would have been sold hereunder but for such suspension. Such affected Party shall give to the other Party prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each Party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon both Party’s obligations under this Agreement. Should the Force Majeure continue for more than six (6) months, then the other Party shall have the right to cancel this Agreement and the Parties shall seek an equitable agreement on the Parties’ reward of interests.

11.2 The Parties agree that any obligation to pay money is never excused by Force Majeure.

Article 12.

Amendment

12.1 No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. No modification, alteration, addition or change in the terms hereof shall be binding on either Party hereto unless reduced to writing and executed by the duly authorized representative of each Party.

Article 13.

Entire Agreement

13.1 Except for the Mutual Confidentiality Agreement between the Parties, dated February 9, 2004, which shall remain in full force and effect and shall govern disclosures of confidential information and other matters unrelated to the subject matter of this Agreement, this Agreement represents the entire agreement between the Parties and shall supersede any and all prior agreements, understandings, arrangements, promises, representations, warranties, and/or any contracts of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, which may have been entered into prior to the execution hereof between the Parties, their officers, directors or employees as to the subject matter hereof. Neither of the Parties hereto has relied upon any oral representation or oral information given to it by any representative of the other Party.

13.2 Should any provision of this Agreement be rendered invalid or unenforceable, it shall not affect the validity or enforceability of the remainder of this Agreement.

Article 14.

Assignment

14.1 Neither this Agreement nor any of the rights or obligations of either Party hereunder shall be transferred or assigned by such Party without the prior written consent of the other Party, executed by a duly authorized officer of such Other Party. Notwithstanding the foregoing, (a) Cohesion may assign this Agreement, without the consent of Orthovita, (i) in part or in whole to any of its Affiliates, if Cohesion remains liable for the full performance of its Affiliates’ obligations hereunder, and (ii) in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates, or in the event of its merger or consolidation with, acquisition by, or sale to another company (including an Affiliate of Cohesion); and (b) subject to Orthovita’s compliance with Sections 8.4 and 8.5, Orthovita may assign this Agreement, without the consent of Cohesion, in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates, or in the event of its merger or consolidation with, acquisition by, or sale to another company.

Article 15.

Governing Law

15.1 It is expressly agreed that the validity, performance and construction of this Agreement shall be governed by the laws and jurisdiction of the state of California.

Article 16.

Notices

16.1 Any notice required or permitted to be given under this Agreement by one of the Parties to the other shall be given for all purposes by delivery in person, registered air-mail, commercial courier services, postage prepaid, return receipt requested, or by fax addressed to:

(a)	Cohesion at: 2500 Faber Place, Palo Alto, CA 94303; Attention: President, or at such other address as Cohesion shall have theretofore furnished in writing to Orthovita (Fax No. (650) 320-5511).

With a copy to:

Angiotech Pharmaceuticals, Inc. at: 1618 Station Street, Vancouver, BC Canada V6A 1BC; Attention: General Counsel, or at such other address as Cohesion shall have theretofore furnished in writing to Orthovita (Fax No. (604) 221-2330)

(b)	Orthovita at: 45 Great Valley Parkway, Malvern, PA 19355, Attention: President and CEO, or at such other address as Orthovita shall have theretofore furnished in writing to Cohesion (Fax No. (610) 640-2603).

Article 17.

Waiver

17.1 Neither Orthovita’s nor Cohesion’s failure to enforce at any time any of the provisions of this Agreement or any right with respect thereto, shall be considered a waiver of such provisions or rights or in any way affect the validity of same. Neither Orthovita’s nor Cohesion’s exercise of any of its rights shall preclude or prejudice either Party thereafter from exercising the same or any other right it may have, irrespective of any previous action by either Party.

Article 18.

Arbitration

18.1 Except as expressly provided otherwise herein, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, the operations carried out under this Agreement or the relationship of the Parties created under this Agreement, shall be exclusively and finally settled by confidential arbitration, and any Party may submit such a dispute, controversy or claim to arbitration. The arbitration proceeding shall be held at the location of the non-instituting Party in the English language and shall be governed by the rules of the American Arbitration Association (the “AAA”) as amended from time to time. Any procedural rule not determined under the rules of the AAA shall be determined by the laws of California, other than those laws that would refer the matter to another jurisdiction.

A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties cannot reach agreement on an arbitrator within forty-five (45) days of the submission of a notice of arbitration, the appointing authority for the implementation of such procedure shall be the AAA, who shall appoint an independent arbitrator who does not have any financial or conflicting interest in the dispute, controversy or claim. If the AAA is unable to appoint, or fails to appoint, an arbitrator within ninety (90) days of being requested to do so, then the arbitration shall be heard by three (3) arbitrators, one selected by each Party within thirty (30) days of being required to do so, and the third promptly selected by the two arbitrators selected by the Parties.

The arbitrators shall announce the award and the reasons therefor in writing within six (6) months after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the Parties may agree upon in writing. The decision of the arbitrators shall be final and binding upon the Parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator, each Party involved in the arbitration shall bear the expense of its own counsel, experts and presentation of proof, and the expense of the arbitrator and the AAA (if any) shall be divided equally among the Parties to the arbitration.

Article 19.

Interpretation

19.1 The headings in this Agreement are inserted for convenience only and shall not affect its construction.

19.2 Where appropriate, the terms defined in Article 1 and denoting a singular number only shall include the plural and vice versa.

19.3 References to any law, regulation, statute or statutory provision includes a reference to the law, regulation, statute or statutory provision as from time to time amended, extended or re-enacted.

Article 20.

Exhibits

20.1 Any and all exhibits referred to herein shall be considered an integral part of this Agreement.

Article 21.

Currency of Account

21.1 All payments to be made by Orthovita to Cohesion hereunder shall be made in Dollars in either (i) in immediately available funds by confirmed wire transfer to a bank account to be designated by Cohesion or (ii) in the form of a check payable to the order of Cohesion.

Article 22.

Binding Effect

22.1 This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

Article 23.

Counterparts; Facsimile

23.1 This Agreement may be executed by original or facsimile signature in several counterparts, all of which shall be deemed to be originals, and all of which shall constitute one and the same Agreement. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

COHESION TECHNOLOGIES, INC.	ORTHOVITA, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

[SIGNATURE PAGE TO EXCLUSIVE SALES DISTRIBUTION AGREEMENT]

EXHIBIT A

Description of Products

CoStasis® Surgical Hemostat product

Description:	A sterile suspension of bovine collagen and bovine thrombin in calcium chloride.

Indications:	As described in the label and instruction for use approved by the Regulatory Authority, IFU revision dated as of February 2002.

Administration:	The CoStasis® Surgical Hemostat product is supplied in one syringe, and at the time of administration is mixed with an aliquot of plasma obtained from the patient that is contained in a second syringe. The patient plasma serves as a source of fibrinogen, which in the presence of collagen and thrombin forms a collagen-reinforced fibrin clot.

Unit Dose Package:	Includes disposable parts consisting of a ported pouch, sterile delivery set in trays and a CoStasis Surgical Hemostat syringe.

CellPaker® Plasma Collection System

Description:	a needle-less syringe device for drawing blood from a human for direct placement into a centrifuge for centrifuging to separate plasma from red and white blood cells.

EXHIBIT B

Accessories

Description	Existing Quantity*
MEA (malleable extended applicator)	42
LEA (laparoscopic extended applicator)	51
Centrifuges	500

*	The quantities of Accessories are estimated as of June 22, 2004. Any change to these quantities prior to the Effective Date shall be in the ordinary course.

EXHIBIT C

Minimum Sales

North America

•	******** in Net Sales per Calendar Year, beginning in Calendar Year 2005

EXHIBIT D

Product Samples

During Calendar Year 2004

•	CoStasis Products: ******** and

•	CellPaker Products: ********, packaged in boxes of 10.

During Calendar Year 2005

•	CoStasis Products: ********, and

•	CellPaker Products: ********, packaged in boxes of 10.

During each Calendar Year after Calendar Year 2005

•	CoStasis Products: ********, where each unit can be any size unit under production by Cohesion at the time the order for such Samples are placed, and

•	CellPaker Products: ********, packaged in boxes of 10.

EXHIBIT E

Schedule of Royalties

North America

•	********;

•	********;

•	********;

•	********; and

•	********.

EXHIBIT F

Price

CoStasis Products:

•	******** dose package of CoStasis Product

CellPaker Products:

•	******** per box of 10 CellPaker Product units